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                                                                    EXHIBIT 99.1


                D&M HOLDINGS TO PURCHASE REPLAYTV AND RIO ASSETS

   Bid Accepted by Court, Transfer of Assets to be Completed Within Two Weeks

     SANTA CLARA, Calif., April 16, 2003 -- SONICblue(TM)Incorporated today announced that D&M Holdings Inc. (TSE II: 6735) was the successful bidder in bankruptcy court auctions for SONICblue's ReplayTV(R)and Rio(R)business units, with a combined purchase price for both units of $36.2 million.

     "We believe that ReplayTV and Rio are the perfect complement to our existing product line," said Tatsuo Kabumoto, chief executive officer and president, D&M Holdings. "Not only will we leverage the technology to enhance our existing products, we plan to grow and extend our customer base by adding the ReplayTV and Rio lines to our product portfolio."

     "With this sale, we finish a difficult chapter in our history and begin a new phase that we believe will be more conducive to the success of these businesses," said Gregory Ballard, chief executive officer, SONICblue. "We have done all that we can for our creditors, and our product lines will continue to compete successfully in the marketplace. Many if not most of our employees will continue their work, and our customers will continue to enjoy Rio and ReplayTV in their homes."

                                      # # #

ABOUT SONICBLUE INCORPORATED

     SONICblue holds a focused technology portfolio that includes Rio(R) digital audio players; ReplayTV(R) personal television technology and software solutions; and GoVideo(R) integrated DVD+VCRs, Dual-Deck(TM) VCRs, and digital home theater systems.

ABOUT D&M HOLDINGS INC.

     D&M Holdings is based in Tokyo and is the parent company of Denon and Marantz, the global industry leaders in the specialist home theater, audio/video consumer electronics and professional audio markets, with a strong and long-standing heritage of manufacturing and marketing high-performance audio and video components.

                 FOR MORE INFORMATION:

                 PRESS CONTACT:             INVESTOR CONTACTS:
                 Amanda Sanyal              Ian Shea
                 SONICblue                  SONICblue
                 (408) 588-8060             (408) 588-8242
                 asanyal@sonicblue.com      ir@sonicblue.com
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   Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, the anticipated completion dates of the sales of Rio and ReplayTV assets and statements regarding the future success of product lines and SONICblue customers' enjoyment of products are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, inability of the parities to complete the transaction, the availability and feasibility of strategic options, general economic and industry conditions, the impact of competitive products and pricing and of alternative technological advances, the release of new products from competitors, product engineering and marketing decisions and other risks detailed from time to time in the SEC reports of SONICblue Incorporated, including its annual report on Form 10-K for the period ended December 31, 2001 and its quarterly report on Form 10-Q for the period ended September 30, 2002. These forward-looking statements speak only as of the date hereof. SONICblue disclaims any obligation to update these forward-looking statements.

Rio, GoVideo and ReplayTV are registered trademarks of SONICblue Incorporated. SONICblue and Dual-Deck are trademarks of SONICblue.